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                                                     Exhibit 99.1

101 East Washington Street                           First Western
P.O. Box 1488                                        Bancorp, Inc.
New Castle, PA 16103-1488
Telephone: (412) 652-8550


NEWS RELEASE


Date:        December 9, 1996

Contact:     Robert H. Young
             Executive Vice President - Chief Financial Officer,
             Secretary and Treasurer
             First Western Bancorp, Inc.
             (412) 652-8550

                                      For Immediate Release

FIRST WESTERN BANCORP, INC. ANNOUNCES SALE OF CREDIT CARD PORTFOLIO

        (New Castle, PA)  - First Western Bancorp, Inc. (NASDAQ -
FWBI) today announced it has agreed to sell its credit card loan business, including related credit card program contracts. The agreement, which is subject to the satisfaction of certain conditions, has been approved by First Western's board of directors. Terms of the agreement were not disclosed. First Western anticipates that it will record a net after-tax gain upon the sale, ranging from approximately $6.5 million to $8.0 million, which should occur in late 1996 or early 1997.

        In conjunction with the sale, First Western has approved a five-year agent bank agreement that will continue to provide ongoing credit card programs and services to the bank's customers through joint marketing efforts.

        Thomas J. O'Shane, Chairman, President and Chief Executive Officer of First Western, stated "We have been examining many areas of our various businesses, including credit cards, in conjunction with market opportunities for profitable growth. The credit card business has changed substantially over the past several years as this business has become dominated by a few large banks and credit card companies. The opportunity to sell the business was determined to be in the best interests of our customers and shareholders. In addition, the agent bank program will permit us to expand the opportunities for our credit card customers through additional card benefits, more targeted marketing and increased credit lines".

        This news release, other than historical financial and other information, may consist of forward-looking statements that involve risks and uncertainties, including the risks detailed from time to time in the Company's SEC reports including its Annual Report on Form 10-K for the year ended December 31, 1995. Actual results may vary materially.

        First Western Bancorp, Inc., a multi-bank holding company based in New Castle, PA, is the parent of First Western Bank, N.A., a full-service bank; First Western Bank, F.S.B., a federal savings bank; and First Western Trust Services Co., a full-service provider of trust and financial services. First Western's 42 community banking offices are located in seven Pennsylvania counties ( Lawrence, Mercer, Beaver, Erie, Allegheny, Venango and Butler) and two Ohio counties (Ashtabula and Lake).